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TVI Corporation

(Name of Registrant as Specified in its Charter)

Allen E. Bender

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PRESS RELEASE

ALLEN BENDER WINS SUPPORT FROM THE TWO LARGEST INDEPENDENT PROXY ADVISORY FIRMS IN PROXY CONTEST WITH TVI CORPORATION

RiskMetrics Group – ISS Governance Services and Glass Lewis & Co. Recommend shareholders vote on Allen Bender’s Blue Proxy Card

June 13, 2008 PR Newswire/ – The two leading independent proxy advisory firms have issued their respective analyses for the TVI Corporation (NASDAQ: TVIN) proxy contest. Both RiskMetrics Group – ISS Governance Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recommended that shareholders vote on Allen Bender’s BLUE proxy card.

In its analysis ISS noted, “Given the company’s weak stock performance, poor financial performance, questionable governance practices, and lack of visible progress in its turnaround, ISS believes that the dissidents have met the burden of proof that changes to the board are preferable to the status quo.” ISS went on further to mention, “Because the dissidents have shown that changes to the board are needed and that they are qualified to guide the company, both dissident nominees warrant shareholder support.” Accordingly, ISS has recommended holders vote FOR the election of Mr. Allen E. Bender and Jeffrey L. Squires on the BLUE proxy card.

Glass Lewis went on to state, “Here, we believe that the election of Mr. Bender to the board would bring a fresh voice with new ideas to the board. In our opinion, Mr. Bender will challenge the incumbent directors, question management’s strategy and will not acquiesce to the status quo.”

“We are extremely pleased that ISS and Glass Lewis have recommended shareholders vote on the BLUE proxy card, and we urge shareholders to support all of our nominees” said Allen Bender. “We urge all shareholders to follow these INDEPENDENT recommendations and vote on the BLUE proxy card. We feel vindicated that these two independent firms see the need for change on TVI’s board of directors.”

As of the record date, Messrs. Bender and Squires owned, and as of the date of this press release, we continue to own, an aggregate of 1,486,018 shares of common stock, representing 4.38% of the outstanding shares of common stock.

Shareholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. toll-free at (800) 347-4750.

Contact:	Allen E. Bender
(240) 210-8740
aebender@comcast.net